Filed pursuant to Rule 424(b)(3)
Registration No. 333-228963

CLARION PARTNERS REAL ESTATE INCOME FUND INC. (THE “FUND”)

SUPPLEMENT DATED AUGUST 2, 2021

TO THE PROSPECTUS AND

STATEMENT OF ADDITIONAL INFORMATION (“SAI”),

EACH DATED APRIL 29, 2021

Effective August 2, 2021, the following changes are made to the Fund’s Prospectus and SAI:

1a.	The section titled “Management of the Fund – Investment Team – Portfolio Managers” in the Fund’s Prospectus is deleted in its entirety and replaced with the following:

Name, Address and Title	Principal Occupation(s) During Past 5 Years
Clarion Partners Portfolio Managers
Richard Schaupp	Managing Director of Clarion Partners
Onay Payne	Managing Director of Clarion Partners
Janis Mandarino	Senior Vice President of Clarion Partners
Western Asset Portfolio Managers
S. Kenneth Leech	Chief Investment Officer of Western Asset
Greg E. Handler	Portfolio Manager of Western Asset

Additional information about the portfolio managers’ compensation, other accounts managed by them and other information is provided in the SAI.

1b.	In the section of the Fund’s SAI titled “Portfolio Managers – Clarion Partners Portfolio Managers,” the information relating to Jason Glasser is deleted in its entirety.

1c.	In the section of the Fund’s SAI titled “Portfolio Managers – Securities Ownership of Portfolio Managers,” the information relating to Jason Glasser is deleted in its entirety.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

Please retain this supplement for future reference.

CLAR651809